Statement Re Computation of Earnings Per Share

                                                      Three Months Ended
                                                           March 31,
                                                   ------------------------
                                                      2000          1999
                                                   ----------    ----------

Basic:

  Average shares outstanding                        7,389,733     7,759,234
                                                    =========     =========
  Net income                                       $3,658,806    $3,446,707
                                                    =========     =========
  Per share amount                                      $0.50         $0.44
                                                         ====          ====


Diluted:

  Average shares outstanding                        7,389,733     7,759,234
  Net effect of dilutive stock options -
    based on the treasury stock method
    using average market price                        182,662       132,481
                                                    ---------     ---------
  Diluted shares                                    7,572,395     7,891,715
                                                    =========     =========
  Net income                                       $3,658,806    $3,446,707
                                                    =========     =========
  Per share amount                                      $0.48         $0.44
                                                         ====          ====


Note: Antidilutive stock options totaling 135,550 and 41,050 shares were not included in the calculation of diluted earnings per share at March 31, 2000 and 1999, respectively.